Exhibit 5.1

February 6, 2026

RARE ELEMENT RESOURCES LTD.

P.O. Box 80

Firestone, Colorado

80520

Dear Sirs/Mesdames:

Re: Rare Element Resources Ltd. – 2026 Rights Offering

We have acted as Canadian counsel to Rare Element Resources Ltd. (the “Company”), a corporation governed by the laws of the Province of British Columbia, in connection with the proposed distribution by the Company (the “Rights Offering”) to the holders of record on January 30, 2026, of common shares of the Company (the “Holders”), at no charge, of an aggregate of 129,033,678 non-transferable subscription rights (the “Subscription Rights”) to purchase up to 129,033,678 common shares of the Company (the “Rights Shares”) at a price of US$0.24 per Rights Share (the “Subscription Price”). The Subscription Rights will be evidenced by rights certificates registered in the names of the Holders, substantially in the form of the rights certificate appended to the Registration Statement (as defined below) (the “Form of Rights Certificate”).

The Company filed with the Securities and Exchange Commission (the “Commission”): (i) a registration statement on Form S-3 (File No. 333-286231) under the Securities Act of 1933, as amended (the “Act”), on March 28, 2025, which was amended by the Company on April 8, 2025, and was declared effective by the Commission on April 15, 2025 (including a preliminary prospectus and all exhibits thereto, and the documents incorporated by reference therein, the “Registration Statement”); (ii) the base prospectus that is part of the Registration Statement and which registered certain securities of the Company to be issued from time to time; and (iii) a prospectus supplement pertaining to the Rights Offering, on February 6, 2026 (the “Prospectus Supplement”), pursuant to Rule 424(b) under the Act that is part of the Registration Statement and registered the Rights Shares issuable upon the exercise of the Subscription Rights; and (iv) a current report on Form 8-K of the Company on February 6, 2026 (the “Form 8-K”) pertaining to the Rights Offering.

Examinations

In rendering the opinions below, we have examined and relied upon:

a)	the Form of Rights Certificate;

b)	the Registration Statement;

c)	the Prospectus Supplement;

d)	an officer’s certificate of the Company (the “Company Certificate”) dated the date hereof certifying matters relating to, among other things, (i) the notice of articles and articles of the Company, (ii) resolutions passed by the board of directors of the Company with respect to, among other things, the Rights Offering, the distribution of the Subscription Rights and the issuance and sale of the Rights Shares upon the exercise of the Subscription Rights, and (iii) certain other factual matters; and

e)	a certificate of good standing dated February 5, 2026 issued pursuant to the Business Corporations Act (British Columbia) relating to the Company (the “Certificate of Good Standing”).

We have considered such questions of law and examined such statutes and regulations of the Province of British Columbia and of Canada applicable therein as they exist on the date hereof, as we considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

Our opinions herein are restricted to and based upon the laws of the Province of British Columbia and the federal laws of Canada applicable therein in force on the date hereof (collectively, “BC Law”).

We assume no obligation to revise or supplement this opinion should BC Law change subsequent to the date hereof, including without limitation by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As a basis for our opinions, we have made the following assumptions and have relied upon the following: (i) all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents; (ii) none of the documents, originals or copies of which we have examined, has been amended, supplemented or revoked; (iii) all facts set forth in official public records and certificates, including the Certificate of Good Standing, and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter; (iv) all matters of fact and statements and representations made in the Company Certificate are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter; (v) all relevant individuals had full legal capacity at all relevant times; (vi) all executed certificates representing the Subscription Rights will be in the same form and substance as the Form of Rights Certificate and will be duly executed by a duly appointed officer of the Company; and (vii) a certificate of good standing bearing today’s date but otherwise identical to the Certificate of Good Standing would be available if requested.

Whenever our opinion refers to Rights Shares as being “fully paid and non-assessable”, no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such Rights Shares or as to the adequacy of any consideration received.

Opinions

On the basis of the foregoing and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that as of the date hereof:

1.	All necessary corporate action has been taken by the Company to authorize the issuance of the Subscription Rights, and the Subscription Rights, when issued by the Company in the manner described in the Prospectus Supplement, will be validly issued.

2.	The Rights Shares, when issued upon the due exercise of the Subscription Rights in accordance with the provisions set forth in the Form of Rights Certificate, including the receipt by the Company of the Subscription Price for the issue of each Rights Share, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Company.

Qualifications

The foregoing opinions are subject to the following qualifications, limitations, restrictions and exceptions:

(a)	we have not participated in the preparation of the Registration Statement;

(b)	no opinion is expressed as to the interpretation and application of any provision in any documentation which is governed by, refers to, incorporates by reference or requires compliance with any statute, rule, regulation, custom or practice of any jurisdiction other than the Province of British Columbia, Canada; and

(c)	no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of any Rights Shares, or as to the adequacy of any consideration received therefor.

Limitation

It is understood that this opinion is to be used only in connection with the distribution of the Subscription Rights and the offer and sale of the Rights Shares while the Registration Statement is in effect. We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is limited to the specific opinions addressed herein as of the date hereof.

Yours truly,

(signed) “FASKEN MARTINEAU DuMOULIN LLP”

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